Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112027

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 12, 2004)

2,371,868 Shares

PXP

Plains Exploration and Production Company

Common Stock

The selling stockholders named in this prospectus supplement are selling 2,371,868 shares of common stock of Plains Exploration & Production Company. We will not receive any of the proceeds from the sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol “PXP.” The last reported sale price for our common stock on the New York Stock Exchange on April 8, 2004 was $19.01 per share.

Investing in our common stock involves risks. See “Special Note Regarding Forward-Looking Statements” on page ii and “Risk Factors” referred to on page 1 of the accompanying prospectus.

	Per Share	Total
Price to public	$19.250	$45,658,459.000
Underwriting discount	$0.325	$770,857.100
Proceeds, before expenses, to selling stockholders	$18.925	$44,887,601,900

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about April 15, 2004.

LEHMAN BROTHERS

April 14, 2004

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We urge you to rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption “Risk Factors,” as well as the following:

•	uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

•	unexpected difficulties in integrating operations as a result of any significant acquisitions, including the recently-announced acquisition of Nuevo Energy Company;

•	the consequences of our officers and employees providing services to both us and Plains Resources and not being required to spend any specific percentage or amount of time on our business;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and gas price fluctuations;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market or business conditions.

All forward-looking statements in this prospectus are made as of the date hereof, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.

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SUMMARY

This section is a summary of the material terms of this offering, We urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk Factors” and the detailed information and financial statements included or incorporated by reference in the accompanying prospectus before investing in our common stock. Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement to “Plains Exploration” and to the “company,” “we,” “us” or “our” are to Plains Exploration & Production Company and its subsidiaries.

About Plains Exploration

We are an independent oil and gas company engaged in acquiring, developing, exploiting and producing oil and gas in the United States. We own oil and gas properties in ten states with principal operations in:

•	The Los Angeles and San Joaquin Basins in California;

•	The Santa Maria Basin offshore California;

•	The Gulf Coast Basin onshore and offshore Louisiana; and

•	The East Texas Basin in east Texas and north Louisiana.

Assets in our principal focus areas include mature properties with long-lived reserves and significant development and exploitation opportunities as well as newer properties with development and exploration potential. We opportunistically hedge portions of our oil and gas production to manage our exposure to commodity price risk.

Plains Exploration’s executive offices are located at 700 Milam, Suite 3100, Houston, Texas 77002, and the telephone number there is (832) 239-6000. Plains Exploration maintains a website on the Internet at http://www.plainsxp.com. Unless specifically incorporated by reference in this prospectus, information that you may find on the website is not part of this prospectus.

Recent Developments

On February 12, 2004 we announced that we had entered into a definitive agreement to acquire Nuevo Energy Company, or Nuevo, in a stock for stock transaction valued at approximately $1.1 billion, based on our April 12, 2004 closing stock price of $19.86 per share. Under the terms of the definitive agreement, Nuevo stockholders will receive 1.765 shares of our common stock for each share of Nuevo common stock. If completed, we will issue up to 38.9 million shares to Nuevo shareholders and assume $234 million of net debt (as of December 31, 2003) and $115 million of Trust Convertible Preferred Securities.

The transaction is expected to qualify as a tax free reorganization under Section 368(a) and is expected to be tax free to our stockholders and tax free for the stock consideration received by Nuevo stockholders. The boards of directors of both companies have approved the merger agreement and each has recommended it to their respective stockholders for approval. The transaction is subject to stockholder approval from both companies and other customary conditions. Post closing, it is anticipated that PXP stockholders will own approximately 52% of the combined company and Nuevo stockholders will own approximately 48% of the combined company.

The transaction will be accounted for as a purchase of Nuevo by PXP under purchase accounting rules and PXP will continue to use the full cost method of accounting for its oil and gas properties.

The Offering

Common stock offered by the selling stockholders	2,371,868 shares

Common stock outstanding on April 12, 2004	40,454,891 shares

Use of proceeds

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will receive all net proceeds from the sale of shares of our common stock offered in this prospectus supplement.

Risk factors

See “Risk Factors” and other information included in the accompanying prospectus, as well as any risk factors incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of common stock offered by the selling stockholder.

NYSE market symbol	PXP

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders. The selling stockholders will receive all net proceeds from the sale of shares of our common stock offered in this prospectus supplement.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholders as of April 2, 2004. Beneficial ownership is calculated based on 40,454,871 shares of our common stock outstanding as of that date.

Name of Selling Stockholder	Shares Offered Hereby	Shares Owned Before Offering		Shares Owned After Offering (1)
		Number	Percent	Number	Percent
EnCap Energy Capital Fund III, L.P. (2)(5)	1,194,700	1,194,700	2.96	—	—
EnCap Energy Capital Fund III-B, L.P. (3)(5)	886,814	886,814	2.20	—	—
BOCP Energy Partners, L.P. (4)(5)	290,354	290,354	0.72	—	—

(1)	Assumes the sale of all shares of common stock offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. If the selling stockholders do not sell all of the shares of common stock offered by this prospectus, actual ownership after the offering will be higher than this table reflects.

(2)	EnCap Investments LLC (“EnCap Investments”) as the sole general partner of EnCap Energy Capital Fund III, L.P. (“EnCap III”), may be deemed the beneficial owner of these shares owned by EnCap III.

(3)	EnCap Investments, as the sole general partner of EnCap Energy Capital Fund III-B, L.P. (“EnCap III-B”), may be deemed the beneficial owner of the shares of owned by EnCap III-B.

(4)	EnCap Investments may be deemed to be the beneficial owner of these shares owned by BOCP Energy Partners, L.P. (“BOCP”) as a result of being the manager of BOCP.

(5)	EnCap Investments may be deemed to be the beneficial owner of an aggregate of 2,371,868 shares or approximately 5.9% of the outstanding shares. EnCap Investments disclaims beneficial ownership of the shares owned by EnCap III, EnCap III-B and BOCP in excess of its pecuniary interest in such shares.

Each of EnCap Investments, L.P., EnCap Investments GP, L.L.C., RNBD GP LLC, David B. Miller, Gary R. Petersen, D. Martin Phillips and Robert L. Zorich may be deemed to be the beneficial owner of the shares owned or deemed owned by EnCap Investments (by virtue of being controlling persons of EnCap Investments). Such persons disclaim beneficial ownership of the shares of Common Stock owned or deemed owned by EnCap Investments in excess of their pecuniary interest in such shares of common stock.

Registration Rights Agreement.    We, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., ECIC Corporation and EnCap Investments L.L.C. (collectively, the “Holders”) are parties to a registration rights agreement, dated as of February 2, 2003. The agreement affords the Holders certain rights, including the right to: (i) require us to undertake, from time to time, the registration with the SEC of some or all of the shares of common stock the Holders own, subject to customary limitations as set forth in the registration rights agreement; and (ii) request that some or all of the shares of common stock owned by the Holders be included with other shares of common stock that we propose to register with the SEC, subject to customary limitations as set forth in the registration rights agreement.

We will pay all expenses incurred in connection with the registration of the common stock owned by the Holders, excluding underwriting discounts and commissions.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with Lehman Brothers Inc. (“Lehman Brothers”), as underwriter, with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, the selling stockholders have agreed to sell to Lehman Brothers, and Lehman Brothers has agreed to purchase from the selling stockholders, the 2,371,868 shares of common stock offered hereby. The underwriting agreement provides that the obligations of the underwriter are subject to conditions that the underwriter will purchase all of the shares of common stock offered hereby, if any of these shares are purchased.

Commissions and Expenses

We have been advised by the underwriter that it proposes to offer the shares directly to the public at the price to public presented on the cover of this prospectus supplement and to selected dealers at the offering price less a selling concession not in excess of $0.19 per share. After the offering, the underwriter may change the public offering price and other offering terms.

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriter. The underwriting discount is the difference between the initial price to the public and the amount the underwriter pays the selling stockholders for the shares.

Per share	$0.325
Total	$770,857.100

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $100,000. We have agreed to pay expenses incurred in connection with the offering that are customarily paid by the registering company. We will not pay any underwriting discounts or commissions. Any underwriting discounts and other items constituting compensation to the underwriter will not in the aggregate exceed 8% of the gross proceeds of the offering.

New York Stock Exchange Listing

Our common stock is traded on the New York Stock Exchange under the symbol “PXP.”

Electronic Distributions

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Lehman Brothers may agree with the selling stockholders to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by Lehman Brothers on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on Lehman Brothers’ or any selling group member’s Web site and any information contained in any other Web site maintained by Lehman Brothers or a selling group member is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which they form a part, has not been approved and/or endorsed by us or Lehman Brothers or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stabilization and Short Positions

In connection with this offering, the underwriter may engage in over-allotment, stabilizing transactions and covering transactions, or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock offered hereby, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliation

The underwriter and certain of its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they receive customary fees and expenses. The underwriter and certain of its affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of these liabilities.

PROSPECTUS

PXP

2,371,868 shares

Plains Exploration and Production Company

COMMON STOCK

This prospectus relates to the offer and sale from time to time of up to an aggregate of 2,371,868 shares of our common stock for the account of the stockholders named in this prospectus. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol “PXP.” On March 17, 2004 the last reported sales price for our common stock was $18.64 per share.

Investing in our common stock involves risks. You should carefully consider information under the headings “Special Note Regarding Forward-Looking Statements” on page i and “ Risk Factors” referred to on page 1 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notice to New Hampshire Residents

Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

This prospectus is dated April 12, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, over time, offer and sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock the selling stockholders may offer. If required, each time the selling stockholders offers common stock, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Plains Exploration” and to the “company,” “we,” “us” or “our” are to Plains Exploration & Production Company and its subsidiaries.

i

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption “Risk Factors,” as well as the following:

•	uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

•	unexpected difficulties in integrating operations as a result of any significant acquisitions, including the recently-announced acquisition of Nuevo Energy Company;

•	the consequences of our officers and employees providing services to both us and Plains Resources and not being required to spend any specific percentage or amount of time on our business;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and gas price fluctuations;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market or business conditions.

All forward-looking statements in this prospectus are made as of the date hereof, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.

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ABOUT PLAINS EXPLORATION

We are an independent oil and gas company engaged in acquiring, developing, exploiting and producing oil and gas in the United States. We own oil and gas properties in ten states with principal operations in:

•	The Los Angeles and San Joaquin Basins in California;

•	The Santa Maria Basin offshore California;

•	The Gulf Coast Basin onshore and offshore Louisiana; and

•	The East Texas Basin in east Texas and north Louisiana.

Assets in our principal focus areas include mature properties with long-lived reserves and significant development and exploitation opportunities as well as newer properties with development and exploration potential. We opportunistically hedge portions of our oil and gas production to manage our exposure to commodity price risk.

Plains Exploration’s executive offices are located at 700 Milam, Suite 3100, Houston, Texas 77002, and the telephone number there is (832) 239-6000. Plains Exploration maintains a website on the Internet at http://www.plainsxp.com. Unless specifically incorporated by reference in this prospectus, information that you may find on the website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003 and other documents we have filed with the SEC before investing in our securities. You should also consider similar information contained in our Annual Reports on Form 10-K and other documents we file with the SEC after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 2,371,868 shares of common stock for the account of the selling stockholders referred to in this prospectus. We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders.

DESCRIPTION OF PLAINS EXPLORATION CAPITAL STOCK

Pursuant to its certificate of incorporation, Plains Exploration has the authority to issue an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On February 27, 2004 Plains Exploration had 40,361,264 shares of common stock outstanding and no shares of preferred stock outstanding.

Selected provisions of Plains Exploration’s organizational documents are summarized below, however, you should read the organizational documents for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

COMMON STOCK

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of Plains Exploration’s stockholders. Plains Exploration’s stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of Plains Exploration common stock are entitled to receive dividends if, as and when such dividends are declared by Plains Exploration’s board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Plains Exploration’s credit facility and the indenture relating to its 8.75% senior subordinated notes restrict its ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of Plains Exploration’s affairs, whether voluntary or involuntary, after payment of its debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, Plains Exploration’s remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of Plains Exploration common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for its securities.

PREFERRED STOCK

Plains Exploration’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable Plains Exploration’s board of directors to render more difficult or to discourage an attempt to obtain control of Plains Exploration by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of its management. The issuance of shares of the preferred stock by Plains Exploration’s board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by Plains Exploration may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for Plains Exploration common stock or may otherwise adversely affect the market price of Plains Exploration common stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

Plains Exploration’s certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL” contain certain provisions that could discourage potential takeover attempts and make it more difficult for Plains Exploration stockholders to change management or receive a premium for their shares.

Delaware law. Plains Exploration is subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of Plains Exploration’s assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	Plains Exploration’s board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Plains Exploration’s voting stock outstanding at the time the transaction commenced, excluding shares owned by Plains Exploration’s officers and directors; or

•	on or subsequent to the date of the transaction, the business combinations approved by Plains Exploration’s board and authorized at a meeting of its stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither Plains Exploration’s certificate of incorporation nor its bylaws exempt it from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Plains Exploration to negotiate in advance with Plains Exploration’s board.

Charter and bylaw provisions. Plains Exploration’s certificate of incorporation and bylaws provide that any action required or permitted to be taken by its stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders unless Plains Exploration’s board of directors approves the taking of the action by written consent. If the board of directors authorizes Plains Exploration’s stockholders to take action by written consent, then the stockholders may take action by written consent if the consent is signed by stockholders having not less than the minimum number of votes necessary to take the action. Special meetings of stockholders may be called by Plains Exploration’s chairman, chief executive officer or by a majority of the board.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

LIMITATION OF LIABILITY; INDEMNIFICATION

Plains Exploration’s certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to Plains Exploration or Plains Exploration’s stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate Plains Exploration’s rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Plains Exploration’s certificate of incorporation and bylaws also provide that Plains Exploration must indemnify its directors and officers to the fullest extent permitted by Delaware law and also provide that it must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

STOCK EXCHANGE

Plains Exploration common stock is listed on the New York Stock Exchange under the symbol “PXP.”

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for Plains Exploration common stock is American Stock Transfer and Trust Company. Its phone number is 1-800-937-5449.

SELLING STOCKHOLDERS

On January 16, 2004, we received notice from EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., EnCap Energy Acquisition III-B, Inc. and BOCP Energy Partners, L.P., referred to as the selling stockholders, exercising certain of selling stockholders’ rights under the registration rights agreement described below by requesting that we register under the registration statement of which this prospectus is a part 2,371,868 shares of Plains Exploration common stock held by the selling stockholders. Accordingly, this prospectus relates to the offer and sale of up to 2,371,868 shares of our common stock by the selling stockholders and certain of their donees, pledgees, transferees and successors-in-interest. Robert L. Zorich, Senior Managing Director of EnCap Investments LLC, resigned from Plains Exploration’s board of directors concurrently with the delivery of the notice.

The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholders as of February 27, 2004. Beneficial ownership is calculated based on 40,361,264 shares of our common stock outstanding as of that date.

Name of Selling Stockholder	Shares Offered Hereby	Shares Owned Before Offering		Shares Owned After Offering (1)
		Number	Percent	Number	Percent
EnCap Energy Capital Fund III, L.P. (2)(5)	1,194,700	1,194,700	2.96	—	—
EnCap Energy Capital Fund III-B, L.P. (3)(5)	886,814	886,814	2.20	—	—
BOCP Energy Partners, L.P. (4)(5)	290,354	290,354.72		—	—

(1)	Assumes the sale of all shares of common stock offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. If the selling stockholders do not sell all of the shares of common stock offered by this prospectus, actual ownership after the offering will be higher than this table reflects.
(2)	EnCap Investments LLC (“EnCap Investments”) as the sole general partner of EnCap Energy Capital Fund III, L.P. (“EnCap III”), may be deemed the beneficial owner of these shares owned by EnCap III.
(3)	EnCap Investments, as the sole general partner of EnCap Energy Capital Fund III-B, L.P. (“EnCap III-B”), may be deemed the beneficial owner of the shares of owned by EnCap III-B.
(4)	EnCap Investments may be deemed to be the beneficial owner of these shares owned by BOCP Energy Partners, L.P. (“BOCP”) as a result of being the manager of BOCP.
(5)	EnCap Investments may be deemed to be the beneficial owner of an aggregate of 2,371,868 shares or approximately 5.9% of the outstanding shares. EnCap Investments disclaims beneficial ownership of the shares owned by EnCap III, EnCap III-B and BOCP.

Each of El Paso Merchant Energy and El Paso Corporation may be deemed to be the beneficial owner of the shares owned or deemed owned by EnCap Investments (by virtue of being controlling persons of EnCap Investments). El Paso Merchant Energy and El Paso Corporation disclaim beneficial ownership of the shares of Common Stock owned or deemed owned by EnCap Investments.

Registration Rights Agreement. We, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., ECIC Corporation and EnCap Investments L.L.C. (collectively, the “Holders”) are parties to a registration rights agreement, dated as of February 2, 2003. The agreement affords the Holders certain rights, including the right to: (i) require us to undertake, from time to time, the registration with the SEC of some or all of the shares of common stock the Holders own, subject to customary limitations as set forth in the registration rights agreement; and (ii) request that some or all of the shares of common stock owned by the Holders be included with other shares of common stock that we propose to register with the SEC, subject to customary limitations as set forth in the registration rights agreement.

We will pay all expenses incurred in connection with the registration of the common stock owned by the Holders, excluding underwriting discounts and commissions.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell shares of our common stock from time to time with this prospectus. We will not receive any of the proceeds of the sales of these shares.

WHO MAY SELL AND APPLICABLE RESTRICTIONS

The selling stockholders may offer and sell shares with this prospectus directly to purchasers. The selling stockholders may donate, pledge or otherwise transfer its shares to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

The selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions may be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholders. To comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act of 1933.

PROSPECTUS DELIVERY

A prospectus supplement or a post-effective amendment may be filed with the SEC to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from the selling stockholders that the selling stockholders have entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

MANNER OF SALES

The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the New York Stock Exchange or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

The shares may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

•	an exchange distribution under the rules of the exchange;

•	face-to-face transactions between sellers and purchasers without a broker-dealer;

•	transactions directly with a market-maker;

•	through the writing of options; and

•	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholders may, for example:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholders;

•	sell shares short and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangements.

The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to common stock for five business days prior to the start of the distribution. In addition, the selling stockholders and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholders or any other person.

INDEMNIFICATION

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, has issued an opinion regarding the validity of the issuance of the shares of common stock offered by this prospectus, which opinion is an exhibit to the registration statement of which this prospectus forms a part. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Plains Exploration incorporated in this prospectus by reference to Plains Exploration’s Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Plains Exploration’s oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., independent petroleum consulting firms, and has been incorporated by reference in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

The consolidated financial statements of 3TEC Energy Corporation and subsidiaries as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated February 14, 2003 refers to a change in the method of accounting for derivative instruments and hedging activities effective January 1, 2001.

The consolidated financial statements and related schedule of Nuevo as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report dated March 5, 2004 contains an explanatory paragraph that states that Nuevo changed its method of accounting for derivative instruments effective January 1, 2001, its method of accounting for asset retirement obligations effective January 1, 2003, and its method of accounting for certain convertible subordinated debentures effective December 31, 2003.

Certain information with respect to the oil and gas reserves associated with 3TEC’s oil and gas properties is derived from the reports of Ryder Scott Company, L.P., an independent petroleum consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-31470). Plains Exploration’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy at prescribed rates any document Plains Exploration files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Plains Exploration’s common stock is listed on the New York Stock Exchange under the symbol “PXP.” Our reports, proxy statements and other information may be read and copied at the NYSE at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information Plains Exploration files with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that Plains Exploration files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents Plains Exploration subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to the SEC pursuant to Item 9 or Item 12 of Form 8-K) until we sell all of the securities described in this prospectus or we terminate this offering:

•	the financial statements of 3TEC Energy Corporation on pages F-59 through F-92 contained in our Form S-4 registration statement filed with the SEC on August 29, 2003;

•	our annual report on Form 10-K for the year ended December 31, 2003;

•	our current reports on Form 8-K (other than information furnished pursuant to Item 9 or Item 12), filed with the SEC on January 20, 2004, February 12, 2004, March 10, 2004 and March 17, 2004; and

•	the description of Plains Exploration’s common stock contained in our Form 10 registration statement filed with the SEC on November 8, 2002, as amended by Amendment No. 1 filed November 21, 2002, Amendment No. 2 filed December 3, 2002, and Amendment No. 3 filed December 6, 2002.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Plains Exploration & Production Company

Attention: Corporate Secretary

700 Milam, Suite 3100

Houston, Texas 77002

(832) 239-6000

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.